AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the
"Agreement") is made and entered into as of the 8th day of May, 1996, by and among OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"), OUTBACK STEAKHOUSE OF
FLORIDA, INC., a Florida corporation ("Outback"), NEVADA
SUMMIT CORPORATION ("NSC") and ANTHONY P. GRAPPO, an individual residing in the State of Nevada ("Grappo").

                       W I T N E S S E T H:

     WHEREAS, Outback is a wholly-owned subsidiary of OSI; and

     WHEREAS, the individuals identified on Exhibit B attached hereto, including Grappo (collectively, the "Shareholders") are the sole owners of the issued and outstanding common stock of NSC, and Grappo is the sole director, President and is responsible for the day-to-day operations of NSC; and

     WHEREAS, Outback and NSC have entered into that certain Florida general partnership known as Outback/Nevada Joint Venture ("Partnership");

     WHEREAS, the Partnership operates Outback Steakhouse restaurants in the State of Nevada as a franchisee of Outback; and

     WHEREAS, the Board of Directors of NSC has approved the merger of NSC into Outback (the "Merger") upon the terms and conditions set forth in this Agreement; and

     WHEREAS, for federal income tax purposes it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the
"Code"); and

     WHEREAS, pursuant to the Merger, NSC will be merged with and into Outback and all of the outstanding shares of capital stock of NSC will be converted into shares of Common Stock, par value $.01, of OSI (the "OSI Common
Stock"); and

     WHEREAS, the parties hereto desire by this Agreement to set forth the terms and conditions upon which they are willing to consummate the Merger.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:


                            ARTICLE 1
                       PLAN OF ACQUISITION

     1.1 The Merger. Subject to and upon the terms and conditions contained herein, NSC shall be merged with and into Outback, with Outback being the surviving corporation, in accordance with the Articles of Merger substantially in the form attached to this Agreement as Exhibit A (the "Merger Agreement"), which will be executed and delivered by OSI, Outback, and NSC prior to the Merger. As a result of the Merger, each voting and nonvoting common share of NSC outstanding immediately before the Effective Date (as herein defined) shall, by virtue of the Merger and without any further action being required by the holders thereof, be converted into and exchanged for 11.44 shares of OSI Common Stock.

     1.2     Adjustments.

     (a)     Except as otherwise provided in this Section
1.2, the total number of shares of OSI Common Stock to be issued pursuant to the Merger shall be 143,000.

     (b) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, (i) the outstanding shares of capital stock of NSC shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period or (ii) NSC shall have issued additional shares of its capital stock, the number of shares of OSI Common Stock received in exchange for each share of NSC's capital stock shall be adjusted so that the aggregate number of shares of OSI Common
Stock received in exchange for all shares of NSC's capital stock (assuming no Dissenting Shares) remains at 143,000.

     (c) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of OSI Common Stock received in exchange for each share of capital stock of NSC (as specified in Section
1.1 hereof) shall be adjusted to accurately reflect such change.

     1.3 Closing. The closing of the transactions contemplated by this Agreement, including the Merger (the
"Closing"), shall take place at 10:00 a.m., Tampa time, at the offices of Outback on May 10, 1996, or on such date and at such other time and place as is agreed upon by the parties hereto. The day on which the Closing occurs is herein referred to as the "Closing Date." If any of the conditions to the obligations of the parties to this Agreement have not been satisfied or waived by the Closing Date, then the party to this Agreement that is unable to meet such condition or conditions shall be entitled to postpone the Closing by written notice to the other parties until such condition shall have been satisfied (which such party shall seek to cause to happen at the earliest practicable date) or waived, but the Closing shall occur not later than May 15, 1996, unless further extended by written agreement of the parties to this Agreement. The parties shall use their best efforts to effectuate a timely closing as provided in this
Section 1.3.

     1.4     Execution and Delivery of Closing Documents.
Before the Closing, each party shall cause to be prepared and at the Closing the parties shall execute and deliver each agreement and instrument required by this Agreement or the Merger Agreement to be so executed and delivered and not theretofore accomplished. At the Closing, each party also shall execute and deliver such other appropriate and customary documents as the other parties reasonably may request for the purpose of consummating the transactions contemplated by this Agreement and the Merger Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.5     Execution and Filing of Merger Documents.
At the time of completion of the Closing, OSI, Outback, NSC and Grappo agree to take the following actions:

     (a) to execute and deliver all documents and certificates relating to the Merger required to be executed by them that have not already been so executed and that are required under applicable federal, state and local laws to be filed in order validly to effectuate the Merger; and

     (b) to cause Articles of Merger to be filed with the Secretary of State of the State of Florida and the Secretary of State of the State of Nevada and a Certificate of Merger to be issued by each such officer.

     1.6 Effectiveness of Merger. The Merger shall become effective under the laws of Florida upon the later of (i) filing of these Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Nevada; or (ii) June
1, 1996 (the "Effective Date"). Such Effective Date shall be indicated on Certificates of Merger issued by the Secretary of State of the State of Florida and by the Secretary of State of the State of Nevada pursuant to the Florida Act and Nevada Law.

     1.7 Further Assurances. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any party in order to consummate the transactions contemplated by this Agreement and by the Merger Agreement, and to vest more fully in Outback the ownership of and the rights to the business and assets of NSC and the Partnership, as it or they existed immediately before the Effective Date.

     1.8 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of NSC outstanding immediately prior to the Effective Date held by a holder who has demanded and perfected the right, if any, for appraisal of those shares of stock in accordance with the provisions of Nevada or Florida law, as applicable ("State Law"), and as of the Effective Date has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive OSI
Common Stock pursuant to Section 1.1, but the holder shall only be entitled to such rights as are granted by State Law. If a holder of shares of capital stock of NSC who demands appraisal of those shares or interests under State Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Date or the occurrence of such event, whichever last occurs, those shares of capital stock of NSC shall be converted into and represent only the right to receive OSI Common Stock as provided in
Section 1.1, upon the surrender of the Certificate or Certificates representing those shares of capital stock of NSC. NSC shall give OSI (a) prompt notice of any written demands for appraisal of any shares of capital stock of NSC, attempted withdrawals of such demands and any other instruments served pursuant to State Law received by NSC relating to shareholders' or rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under State Law. NSC shall not, except with the prior written consent of OSI, voluntarily make any payment with respect to any demands for appraisals of capital stock of NSC, offer to settle or settle any such demands or approve any withdrawal of any such demands.
Notwithstanding any contrary provision of this Agreement, Outback and OSI shall have the right to terminate this Agreement and be released from all obligations hereunder if Outback and OSI, in their sole and absolute discretion, determine that shareholders of NSC have demanded appraisal rights in an amount which jeopardizes the accounting treatment specified in Section 1.12 or otherwise is not in the best interests of Outback or OSI in their sole and absolute discretion.

     1.9 Certificates. As soon as practicable after the Effective Date, OSI shall make available and each holder of capital stock of NSC shall be entitled to receive upon surrender of stock certificates of NSC representing NSC capital stock for cancellation, certificates representing the number of shares of OSI
Common Stock into which such shares are converted in the Merger as provided in Section 1.1 hereof. The OSI Common
Stock into which such NSC capital stock is converted shall be deemed issued at the Effective Date.

     1.10     Closing of Transfer Books.  At the Closing
Date, the stock and partnership transfer books of NSC and the Partnership shall be closed and no transfer of capital stock of NSC, nor partnership interests in Partnership, shall thereafter be made.

     1.11     Fractional Shares.  No fractional shares of
OSI Common Stock and no certificates or scrip therefor shall be issued. Instead, one whole share of OSI Common
Stock shall be issued for each fractional share of .5 or more of one whole share and each fractional share of less than .5 of one whole share shall be disregarded.

     1.12 Accounting Treatment. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.


                            ARTICLE 2
         REPRESENTATIONS AND WARRANTIES OF NSC AND GRAPPO

     Each of NSC and Grappo, jointly and severally, represent and warrant to OSI and Outback as follows:

     2.1 Organization and Good Standing. NSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

     2.2 Power and Authority. NSC has the requisite power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its businesses as currently being conducted.

     2.3     Authority and Validity.

     (a) NSC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by NSC in connection with this Agreement; and the execution, delivery and performance by NSC of this Agreement, the Merger Agreement and the other documents executed or to be executed by NSC in connection with this Agreement have been duly authorized by all necessary corporate action. The execution, delivery and performance by NSC of this Agreement, the Merger
Agreement and any other documents executed or to be executed in connection with this Agreement and the consummation of the transactions provided for herein have been duly authorized and approved by the board of directors and shareholders of NSC as required under the laws of the State of Nevada and NSC's corporate governance documents.

     (b)     Grappo has the power and authority to
execute, deliver and perform his obligations under this Agreement and the other documents executed or to be executed by Grappo in connection with this Agreement.

     2.4     Binding Effect.  This Agreement, the Merger
Agreement and the other documents executed or to be executed by NSC and Grappo in connection with this Agreement have been or will have been duly executed and delivered by NSC and Grappo, and are or will be, when executed and delivered, the legal, valid and binding obligations of each of NSC and Grappo enforceable in accordance with their terms except that:

     (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

     (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     2.5 Compliance with Other Instruments. Neither the execution and delivery by NSC nor Grappo of this Agreement and the Merger Agreement, nor the consummation by them of the transactions contemplated hereby and thereby, will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any material property or asset of NSC or Grappo pursuant to, its articles of incorporation, bylaws, partnership agreement, operating agreement or other charter or governance document, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument
(including with customers), judgment, order, injunction or decree by which NSC or Grappo is bound, to which any of them is a party, or to which any assets of any of them are subject; provided, however, this Section 2.5 shall not apply with respect to any of the foregoing if NSC is bound thereby, a party thereto, or its assets subject, solely by reason of its status as a partner in the Partnership.

     2.6     Capitalization of NSC.

     (a) The authorized capital stock of NSC consists of 25,000 common shares. All of the issued and outstanding shares of NSC are owned by the persons and in the amounts specified on Exhibit B attached hereto and made a part hereof. There are no other Shareholders of NSC and no other persons with rights or options to acquire capital stock of NSC. All of the issued and outstanding shares of capital stock of NSC have been duly authorized and validly issued and are fully paid and nonassessable. There are no shares of capital stock of NSC held in its treasury.

     (b)     There are no voting trusts, shareholder
agreements or other voting arrangements among the Shareholders of NSC.

     (c)     There is no outstanding subscription,
contract, convertible or exchangeable security, option, warrant, call or other right obligating NSC to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of NSC.

     2.7     Absence of Certain Changes.  Since December
31, 1995 to the Closing Date, neither NSC nor the Partnership has:

     (a) suffered any material adverse change in its business, results of operations, working capital, assets, liabilities, or condition (financial or otherwise) or the manner of conducting its business;

     (b) suffered any material damage or destruction to or loss of its assets not covered by insurance, or any loss of suppliers or employees;

     (c)     acquired or disposed of any asset, or
incurred, assumed, guaranteed, endorsed, paid or discharged any indebtedness, liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement and identified in Item 2.7 of the Disclosure
Schedules;

     (d) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

     (e)     entered into or terminated any lease,
agreement, commitment or transaction, or agreed to or made any changes in any leases or agreements, other than transactions and commitments entered into in the ordinary course of business;

     (f) written up, written down or written off the book value of any assets;

     (g) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock;

     (h) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

     (i) except in the ordinary course of business, increased the compensation of any employee or paid any bonuses to any employee or contributed to any employee benefit plan;

     (j) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group, except oral employment agreements which can be terminated at will; or

     (k)     entered into, adopted or amended any
employee benefit plan or severance agreements.

     2.8     Tax Liabilities.  Each of NSC and the
Partnership has filed all federal, state, county, local and foreign tax returns and reports required to be filed by them by the date hereof, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; each of NSC and the Partnership has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on their books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to NSC or the Partnership with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against NSC or the Partnership nor have NSC or the Partnership received notice of any such deficiency, delinquency or default. NSC and the Partnership have no reason to believe that either NSC or the Partnership has or may have any tax liabilities other than those reflected on the unaudited balance sheet of NSC as of April 30, 1996, with any notes thereto, and the related unaudited statements of income for the four months ended April 30, 1996, together with supplemental information on NSC, each prepared and attested to by the chief financial officer of NSC (the "Balance Sheets") and those arising in the ordinary course of business since the date thereof.

     Grappo shall have sole responsibility for filing all required tax returns for NSC and the Partnership for all periods ending on or prior to the Effective Date. OSI shall assist Grappo in preparing income tax returns and shall cooperate with Grappo to the extent necessary therefor, and Grappo shall provide OSI with copies of all such returns at least fifteen (15) days prior to filing.

     2.9 No Undisclosed Liabilities. There are no material liabilities or obligations of the Partnership of any nature, whether absolute, accrued, contingent or otherwise, other than liabilities or obligations indicated in Item 2.9(a) of the Disclosure Schedules.
There are no liabilities or obligations of NSC (other than material liabilities arising solely by reason of NSC's status as a partner in the Partnership) of any nature, whether absolute, accrued, contingent or otherwise, other than liabilities or obligations indicated in Item 2.9(b) of the Disclosure Schedules.

     2.10     Title to Properties.  Each of NSC and the
Partnership has good and marketable title to the assets reflected in their books and records as being owned by them, (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices) the real and personal properties reflected in the Balance Sheets (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the Balance
Sheet or notes thereto) and all assets purchased by NSC or the Partnership since the date of the Balance Sheet, in each case free and clear of any lien, claim or encumbrance, except as reflected in the Balance Sheet or notes thereto and in Item 2.10 of the Disclosure Schedule and except for liens for taxes, assessments or other governmental charges not yet due and payable.

     Except for those assets acquired since the date of the Balance Sheets, all material properties and assets owned by NSC and the Partnership are properly reflected on the applicable Balance Sheets and notes thereto.

     2.11     Contracts.  Excluding (i) Outback
Steakhouse franchise agreements, (ii) other contracts and commitments between Outback or OSI and NSC or the Partnership, (iii) contracts and commitments entered into by the Partnership to which Outback or OSI is a party,
(iv) contracts and commitments entered into by NSC in the ordinary course of the Partnership's business without violation of the provisions of the Outback/Nevada Joint
Venture Agreement, and (v) contracts and commitments entered into with the written consent of OSI or Outback,
Item 2.11 of the Disclosure Schedule is a complete and accurate list of all of the following categories of contracts and commitments (including summaries of oral contracts) to which NSC and the Partnership is a party or by which NSC or the Partnership is bound:

     (a) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality agreements;

     (b) leases, whether as lessor or lessee; loan agreements, mortgages, indentures, instruments of indebtedness or commitments in each case involving indebtedness for borrowed money or money loaned to others; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

     (c)     contracts with suppliers that involve
aggregate payments of more than Ten Thousand Dollars
($10,000) and which cannot be terminated without penalty with 30 days' prior notice; and marketing agreements;

     (d)     insurance policies; and

     (e) other contracts not made in the ordinary course of business or that are material to the operations, business or financial condition of NSC or the Partnership.

     To the extent requested, NSC and the Partnership have each furnished or made available accurate and complete copies of the foregoing contracts and agreements to OSI. All such contracts are valid, binding and enforceable in accordance with their terms except that:
(i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and (ii) the availability of equitable remedies may be limited by equitable principles of general application; and (iii) NSC and Grappo make no representation as to the reasonableness of the time periods and geographic areas of any covenants against competition contained in employment agreements.

     2.12 Litigation and Government Claims. Except as indicated in Item 2.12 of the Disclosure Schedule, there is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against NSC or the Partnership or to which any of their business or assets is subject. Except as indicated in Item 2.12 of the Disclosure Schedule, there are no such proceedings threatened or, to the best knowledge of NSC or Grappo, contemplated or, to the best knowledge of NSC or Grappo, any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against NSC or the Partnership.

     2.13 No Violation of Any Instrument. Except as indicated in Item 2.13 of the Disclosure Schedule, neither NSC nor the Partnership is in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under or permit the termination or the acceleration of maturity of or result in the imposition of a lien, claim or encumbrance upon any property or asset of NSC or the Partnership pursuant to, the articles or certificates of incorporation, bylaws, partnership agreement, operating agreement or other chartering or governance document of NSC or the Partnership, or (excluding any of the following entered into by the Partnership and to which Outback or OSI is a signatory or to which Outback or OSI consented in writing or which were entered into by NSC in the ordinary course of business without violation of the provisions of the Outback/Nevada Joint Venture Agreement) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other material agreement or instrument (including with customers), judgment, order, injunction or decree to which NSC or the Partnership is a party, by which NSC or the Partnership is bound or to which any of the assets of NSC or the Partnership are subject.

     2.14 Necessary Approvals and Consents. Other than (a) in connection with or in compliance with the laws of the States of Florida and Nevada with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities, (c) consents required to be obtained from lessors, and (d) under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or state securities or blue sky laws, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by each of NSC and Grappo of this Agreement, the Merger Agreement and the other agreements executed or to be executed by them in connection with this Agreement, and the consummation by NSC and Grappo of the transactions contemplated by this Agreement and the Merger Agreement, and the ownership and operation by Outback of the respective businesses and properties of NSC and the Partnership after the Effective Date in substantially the same manner as now operated.

     2.15     Compliance With Laws.  NSC and the
Partnership are in compliance with all laws applicable to their businesses, including, without limitation, all applicable ERISA and labor laws, where failure to so comply would have a material adverse effect on its business, operations, properties, assets or conditions.
Further, Grappo has no actual knowledge that NSC or the Partnership are not in compliance with any such laws applicable to their respective business, where failure to so comply would have a material adverse effect on their business, operations, properties, assets or conditions.

     2.16 No Further Rights. Except as specifically provided herein, after the Merger, neither NSC nor the Partnership nor any shareholder, officer or director of NSC will have any rights, contractual or otherwise, to develop, own, manage, franchise or operate Outback
Steakhouse restaurants. Notwithstanding the foregoing, however, the parties acknowledge that Outback intends to enter into a management agreement with Grappo whereby
Grappo will receive management fees for supervision of the restaurants currently owned by the Partnership and a limited partnership agreement with an entity wholly owned by Grappo for the development of additional Outback
Steakhouse  restaurants in Nevada.

     2.17 Status as S Corporation. NSC has validly elected to be taxed as "S" corporations for federal income tax purposes for all periods since its date of formation to the date hereof. Such "S" elections have not been terminated, revoked or cancelled. Until the Effective Date, such "S" elections shall remain in full force and effect.

     2.18     Accuracy of Information Furnished.  No
representation or warranty by NSC or Grappo in this Agreement nor any information in the Financial Statements or in the Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact that would make the statements herein or therein, in light of the circumstances under which they were made, false or misleading. Each of NSC and Grappo have disclosed to OSI and Outback all facts known to them that are material to NSC's and the Partnership's respective businesses, operations, financial condition or prospects.


                            ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF GRAPPO

     In addition to the representations and warranties contained in Article 2, Grappo represents and warrants to OSI and Outback as follows:

     3.1 Authority and Validity. He has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and documents they are executing or will execute in connection herewith or therewith.

     3.2     Binding Effect.  This Agreement and the
other documents executed or to be executed by Grappo in connection with this Agreement have been or will have been duly executed and delivered by him and are or will be, when executed and delivered, their legal, valid and binding obligations enforceable in accordance with their terms except that:

     (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

     (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.3     Ownership.  The persons specified on Exhibit
B are the sole record and beneficial shareholders of NSC in the amounts specified on Exhibit B, and no other person has any rights (in any form) to acquire any capital stock of NSC. NSC is the sole owner of a fifty percent (50%) interest in the Partnership and has not granted any options or other rights to acquire all or part of its Partnership interest.

     3.4     Voting.  He acknowledges that in his
individual capacity as shareholder and director of NSC, he has voted in favor of the execution and delivery of this Agreement and the Merger Agreement.

     3.5 Residency. Grappo is, and has been at all times during the one year ending on the date hereof, a resident of the State of Nevada.

     3.6 Compliance with Other Instruments. Neither the execution and delivery by Grappo of this Agreement and the Merger Agreement, nor the consummation by him of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any material property or asset of Grappo pursuant to any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment order, injunction or decree by which Grappo is bound, to which he is a party or to which he is subject.

     3.7     Securities Laws Representations and
Warranties. Grappo represents and warrants, as of the date hereof, the Closing Date, and the Effective Date that:

     (a) OSI and Outback have furnished him with all information requested and full access to materials concerning OSI and Outback which the Grappo and/or his advisors deemed necessary to properly evaluate the Merger. Such information and access have been made available and utilized to the extent Grappo considers necessary and advisable in making an informed investment decision, and Grappo has consulted his own tax advisor and understands the evaluation of such materials may require the assistance of experts and Grappo has utilized such experts to the extent deemed necessary.

     (b) Grappo understands that the OSI Common Stock to be received is an investment of a speculative nature and Grappo must bear the risks thereof for an indefinite period of time. Grappo has adequate means for providing for his needs, is able to bear the economic risk of the investment and has no need for liquidity in the OSI
Common Stock to be received in the Merger.

     (c)     Grappo and/or his representatives or
advisors who have acted with or on behalf of Grappo and who have advised Grappo in this matter have such knowledge and experience in financial and business matters that Grappo is capable of evaluating the merits and risks of the Merger for OSI Common Stock.

     (d) Grappo is participating in the Merger solely for the account of Grappo as a private investment, and Grappo has no present agreement, understanding, arrangement or intention to sell or transfer all or any portion of the shares of OSI Common Stock to be issued in the Merger to any other person or persons. Grappo does not presently intend to enter into any such agreement or undertaking and there are no present circumstances which will compel Grappo to sell any OSI Common Stock so received.

     (e) The investment by Grappo in OSI Common Stock pursuant to the Merger is a suitable investment for Grappo given the investment goals and objectives of Grappo.

     (f) Grappo agrees to indemnify and hold OSI and Outback and each of their respective officers, directors and advisors harmless against all liability arising out of or in connection with any purchase, resale or distribution by Grappo of any OSI Common Stock received hereby which is effected other than in strict compliance with the terms hereof and applicable law.

     (g)     Grappo understands that the shares of OSI
Common Stock to be issued in the Merger will not be registered under the Securities Act, nor any state securities laws, and such OSI Common Stock may not be sold or transferred except in compliance with such laws.
Grappo understands that the shares of OSI Common Stock issued to Grappo in the Merger will be subject to the limited registration rights described herein and Grappo agrees to the terms hereof. Such rights shall be personal to Grappo and shall automatically terminate with respect to any shares of OSI Common Stock which Grappo assigns or transfers, upon attachment or seizure by or for the benefit of any creditors of Grappo, or upon the occurrence of any other event which results in a succession to the ownership of any such OSI Common Stock by operation of law. Neither OSI nor Outback will have any obligation to register any such OSI Common Stock other than as provided in Article VII hereof.

     (h) Grappo is a natural person (i) whose net worth (the excess of total assets over total liabilities), individually or jointly with his spouse, exceeds $1,000,000 (inclusive of the value of home, home furnishings and automobiles); or (ii) who had an Individual Annual Adjusted Gross Income in excess of
$200,000 in each of the two most recent tax years or joint income with Grappo's spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current tax year.


                            ARTICLE 4
        REPRESENTATIONS AND WARRANTIES OF OSI AND OUTBACK

     OSI and Outback jointly and severally represent and warrant to NSC and Grappo as follows:

     4.1     Organization and Good Standing.  OSI and
Outback are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively.

     4.2     Foreign Qualification.  Outback is duly
qualified or licensed to do business and in good standing as a foreign corporation in Nevada and in every other jurisdiction where the failure to so qualify could have a material adverse effect on its respective business, operations, assets or financial condition.

     4.3 Power and Authority. OSI and Outback each have the corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate their respective properties and assets and to carry on their respective business as currently being conducted.

     4.4 Authority and Validity. OSI and Outback each have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement and the execution, delivery and performance by OSI and Outback of this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been duly authorized by all necessary corporate action.

     4.5     Binding Effect.  This Agreement, the Merger
Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been or will have been duly executed and delivered by OSI and Outback and are or will be, when executed and delivered, the legal, valid and binding obligations of OSI and Outback, enforceable in accordance with their terms except that:

     (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

     (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     4.6 Compliance with Other Instruments. Neither the execution and delivery by OSI and/or Outback of this Agreement, the Merger Agreement, nor the consummation by it of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any property or asset of OSI or Outback pursuant to, the certificate of incorporation or bylaws of OSI or Outback or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment order, injunction or decree by which OSI or Outback is bound, to which it is a party or to which its assets are subject.

     4.7     Capitalization of OSI.  The authorized
capital stock of OSI consists of One Hundred Million
(100,000,000) shares of Common Stock, $.01 par value and Two Million (2,000,000) shares of Preferred Stock, $.01 par value, of which approximately 47,168,230 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of March 8, 1996. All of the issued and outstanding shares of OSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of OSI Common Stock to be issued in exchange for NSC's capital stock at the Effective Date, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable.
As of the date hereof, except for (i) employee and director stock options to acquire shares of OSI Common
Stock and (ii) employee stock ownership plans, there are no options, warrants or other rights, agreements or commitments outstanding obligating Outback or OSI to issue shares of its capital stock. All of the outstanding shares of capital stock of Outback are owned by OSI, free and clear of any lien or encumbrance.

     4.8     SEC Reports.  OSI has delivered to NSC and
Grappo true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii)
Proxy Statement used in connection with its 1996 Annual
Meeting of Shareholders; (iii) 1996 Annual Report to
Shareholders; (iv) all periodic reports, if any, on Form
8-K filed with the Securities and Exchange Commission since December 31, 1995 to the date hereof; and (v) all Forms 10-Q, if any, filed with the Securities and Exchange Commission since December 31, 1995, to the date hereof. Such documents and reports did not on their dates or the date of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. OSI has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. Copies of all other reports filed by OSI with the SEC from the date hereof to and including the Effective Date have been or will be delivered to NSC and Grappo. All financial statements and schedules included in the documents referred to in this Section 4.8 were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein and fairly present the information purported to be shown therein.

     4.9 Litigation and Government Claims. There is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against OSI or Outback which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole.
There are no such proceedings threatened or, to the knowledge of OSI or Outback, contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim), which might, severally or in the aggregate have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole.

     4.10 Necessary Approvals and Consents. Other than (a) in connection with or in compliance with the laws of the States of Florida and Nevada with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities and
(c) consents required to be obtained from lessors, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by OSI and Outback of this Agreement, the Merger Agreement and the other agreements executed or to be executed by either of them in connection with this Agreement and the consummation by OSI and Outback of the transactions contemplated by this Agreement and the Merger Agreement.

     4.11     Absence of Certain Changes or Events.
Except as disclosed in public filings by OSI with the Securities and Exchange Commission prior to the date hereof and the Closing Date, since December 31, 1995, there has not been any material adverse change in the financial condition, results of operations or the business, properties, assets or liabilities of Outback or OSI.


                            ARTICLE 5
         JOINT COVENANTS OF NSC, GRAPPO, OSI AND OUTBACK

     NSC and Grappo, jointly and severally, on the one hand, and OSI and Outback, jointly and severally on the other hand, covenant with each other as follows:

     5.1     Notice of any Material Change.  Until the
Effective Date, each of NSC, Grappo, OSI and Outback shall, promptly after the first notice or occurrence thereof but prior to the Effective Date, advise the others in writing of any event or the existence of any state of facts that:

     (a) would make any of its representations and warranties in this Agreement untrue in any material respect; or

     (b) would otherwise constitute a material adverse change in the business, results of operation, working capital, assets, liabilities or condition (financial or otherwise) of OSI, Outback or NSC and their respective subsidiaries, taken as a whole. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties to consummate the Merger set forth elsewhere in this Agreement.

     5.2 Cooperation. Until the Effective Date, each of the parties hereto shall and shall cause each of its affiliates to use its best efforts to:

     (a)     proceed promptly to make or give the
necessary applications, notices, requests and filings to obtain at the earliest practicable date and, in any event, before the Closing Date, the approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement;

     (b) cooperate with and keep the other informed in connection with this Agreement; and

     (c) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and use its best efforts and diligently attempt to satisfy, to the extent within its control, all conditions precedent to the obligations to close this Agreement.

     5.3     Post-Closing Adjustment.  As soon as
practicable after the Effective Date, but in no event more than forty-five (45) days thereafter, OSI shall determine and report in writing to all parties hereto:

     (a) the amount of current assets of NSC as of the Effective Date;

     (b) the amount of all liabilities of NSC (other than liabilities specified in Item 11.2 of the NSC
Disclosure Schedule to the extent assumed by Outback) which were not paid in full prior to the Effective Date;

     (c)     the estimated amount of all federal and
state taxes, including, but not limited to, federal and state income taxes, payable by NSC for the short tax year ending on the Effective Date;

     Upon receipt of such report, Grappo (by notice to OSI as provided herein) shall have a period of ten (10) days in which to object in writing to any portion or item of such report. In the event no objection is timely made, OSI's report shall be final and binding on all parties. If timely objection is made, the chief financial officer of OSI and Grappo (and at the expense of Grappo) shall meet and attempt to agree on the items to which objection was made. If such persons cannot agree within thirty (30) days from the date of written objection, the items on which agreement has not been reached shall be submitted to the Tampa, Florida office of Price Waterhouse (or other agreed upon independent
"Big Six" accounting firm) for a resolution of such items and whose decision shall be final and binding on all parties. The fees and expenses of Price Waterhouse (or other accounting firm) shall be paid by the non-prevailing party.

     If, as finally determined, the sum of Subsection (a) above exceeds the sum of Subsections (b) and (c), OSI shall pay such excess to Grappo within ten (10) days of such final determination. If, as finally determined, the sum of Subsections (b) and (c) exceeds the sum of Subsection (a), Grappo shall pay such excess to OSI within ten (10) days of the final determination.

     5.4     Termination of Agreements.  At the Effective
Date all existing Franchise Agreements between Outback, as franchisor and any of NSC, the Partnership or Grappo as franchisees, shall be, without further action by any party, terminated; provided, however, no party (or other person bound thereby) shall be released from any post-termination covenant contained in Article VI of any Outback Steakhouse Restaurant Franchise Agreement nor be released with respect to acts and events occurring prior to such termination in any agreement or guaranty executed by Grappo pursuant to a Franchise Agreement.

     5.5     Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the appropriate vote of the shareholders of NSC.

     (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of OSI and Outback and Grappo shall take all such necessary action.

     (c) Neither Outback, OSI, NSC nor Grappo shall take any action which would jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the treatment of the Merger for financial reporting purposes as a pooling of interests.


                            ARTICLE 6
                   COVENANTS OF NSC AND GRAPPO

     NSC and Grappo covenant and agree with OSI as follows:

     6.1 Access; Confidentiality. During the period pending the Closing Date, NSC shall afford to OSI and to OSI officers, employees, accountants, counsel and other authorized representatives, full access during regular business hours to their assets, properties, books, contracts, commitments and records and will furnish or use their best efforts to cause representatives to furnish promptly to OSI such additional financial and operating data and other documents and information
(certified if requested and reasonably susceptible to certification) relating to their respective businesses and properties as OSI or its duly authorized representatives may from time to time reasonably request.
OSI shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation hereof to be treated as proprietary and confidential (other than information that is a matter of public knowledge or is already known by
OSI) and shall not use in its business or for any other purpose or disclose or knowingly permit others to use or disclose, any such information in a manner detrimental to NSC or Grappo and, if for any reason the transactions contemplated by this Agreement are not consummated, will return all such information to NSC. As soon as practicable after the Effective Date, Grappo shall deliver to Outback all books and records of NSC.

     6.2 Shareholders' Consent. NSC shall use its best efforts to obtain shareholder approval for the Merger. The Board of Directors of NSC shall recommend that the shareholders vote in favor of and approve the Merger and the adoption of this Agreement; provided, however, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors, in the exercise of its fiduciary obligations under applicable law after consultation with and advice from outside counsel concerning such fiduciary obligations, deems it necessary to do so.

     6.3     Conduct of Business Prior to Closing Date.
From the date hereof to the Effective Date, NSC and
Grappo:

     (a) shall conduct the business operations of NSC and the Partnership in the ordinary and usual course of business consistent with past and current practices and shall use their best efforts to maintain and preserve intact their business organizations and goodwill, to retain the services of their key officers and employees and to maintain satisfactory relationships with suppliers, distributors and others having business relationships with them;

     (b) shall confer on a regular and frequent basis with one or more representatives of OSI to report material operational matters and the general status of ongoing operations;

     (c) shall notify OSI of any emergency or other change in the normal course of the business of NSC or the Partnership and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the business or properties of NSC or the Partnership including, without limitation, complaints, investigations or hearings relating to any liquor licenses or permits held by NSC or the Partnership or to the transfer to or assumption by Outback of such licenses or permits;

     (d) shall not solicit or authorize any person to solicit or encourage, directly or indirectly, any inquiry or proposal for the acquisition of all or any material part of the capital stock of NSC, the assets or business of NSC or the Partnership, or for the merger or other acquisition of NSC or the Partnership with or by any other person or entity or enter into negotiations for any such proposal or provide any person with information or assistance in furtherance of any such inquiry or proposal and shall promptly notify OSI orally and in writing of all inquiries or proposals received with respect to such matters; and

     (e) shall take no action (or fail to take any action) which would cause or permit their representations and warranties contained in this Agreement to be untrue in any material respect at the Effective Date.

     6.4     Securities Law Compliance; Restrictions on
Shares. At the Closing, Grappo shall obtain and deliver to Outback and OSI the written agreement of each Shareholder of NSC (except that OSI acknowledges and agrees that Grappo shall not be required and may not be able to obtain such agreement from Shareholders who exercise their dissenter's rights under applicable state law), wherein such Shareholder shall:

     (a) acknowledge receipt of this Agreement and all schedules and exhibits and the documents furnished to NSC pursuant to Section 4.8;

     (b)     acknowledge and agree that:

               (i)  The Shareholder has had the
opportunity to ask questions of and receive answers from representatives of the management of OSI concerning the terms and conditions of the transactions contemplated hereby and to obtain all additional information that OSI possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to the Shareholder.

               (ii)  OSI and Outback have furnished him
with all information requested and full access to materials concerning OSI and Outback which the Grappo and/or his advisors deemed necessary to properly evaluate the Merger. Such information and access have been made available and utilized to the extent the Shareholder considers necessary and advisable in making an informed investment decision, and the Shareholder has consulted his own tax advisor and understands the evaluation of such materials may require the assistance of experts and Shareholder has utilized such experts to the extent deemed necessary.

               (iii)  The Shareholder understands that
the OSI Common Stock to be received is an investment of a speculative nature and the Shareholder must bear the risks thereof for an indefinite period of time. The
Shareholder has adequate means for providing for his needs, is able to bear the economic risk of the investment and has no need for liquidity in the OSI
Common Stock to be received in the Merger.

               (iv)  The Shareholder and/or his
representatives or advisors who have acted with or on behalf of the Shareholder and who have advised the Shareholder in this matter have such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of the Merger for OSI Common Stock.

               (v)  The Shareholder is participating in
the Merger solely for the account of the Shareholder as a private investment, and the Shareholder has no present agreement, understanding, arrangement or intention to sell or transfer all or any portion of the shares of OSI
Common Stock to be issued in the Merger to any other person or persons. The Shareholder does not presently intend to enter into any such agreement or undertaking and there are no present circumstances which will compel the Shareholder to sell any OSI Common Stock so received.
The Shareholder will not sell or otherwise transfer the shares (except for de minimis gifts of shares) unless they are registered under the Securities Act and applicable state securities laws or, in the opinion of OSI and its counsel, an exemption from registration is available therefor.

               (vi)  The investment by the Shareholder in
OSI Common Stock pursuant to the Merger is a suitable investment for the Shareholder given the investment goals and objectives of the Shareholder.

               (vii)  The Shareholder agrees to indemnify
and hold OSI and Outback and each of their respective officers, directors and advisors harmless against all liability arising out of or in connection with any purchase, resale or distribution by the Shareholder of any OSI Common Stock received hereby which is effected other than in strict compliance with the terms hereof and applicable law.

               (viii)  The Shareholder understands that
the shares of OSI Common Stock to be issued in the Merger will not be registered under the Securities Act, nor any state securities laws, and such OSI Common Stock may not be sold or transferred except in compliance with such laws. The Shareholder understands that the shares of OSI
Common Stock issued to Grappo in the Merger will be subject to the limited registration rights described herein and the Shareholder agrees to the terms hereof.
Such rights shall be personal to the Shareholder and shall automatically terminate with respect to any shares of OSI Common Stock which the Shareholder assigns or transfers, upon attachment or seizure by or for the benefit of any creditors of the Shareholder, or upon the occurrence of any other event which results in a succession to the ownership of any such OSI Common Stock by operation of law. Neither OSI nor Outback will have any obligation to register any such OSI Common Stock other than as provided in Article VII hereof.

               (ix)  The Shareholder understands that OSI
will place an appropriate legend on the certificate representing OSI Common Stock to be received restricting the transfer of the shares and stop-transfer instructions will be given to the transfer agent for the OSI Common
Stock with respect to such certificates.

               (x)  The Shareholder will provide such
information as may be requested by OSI in order for OSI to determine if such Shareholder is an accredited investor for purposes of Regulation D promulgated under the Securities Act of 1933, as amended.

     6.5     Payment of Liabilities.  NSC and Grappo
covenant and agree that all debts and liabilities of NSC relating to periods prior to the Closing Date shall be paid or satisfied in full prior to the Effective Date, except only current liabilities and those debts and liabilities of NSC specified in Item 11.2 of the Disclosure Schedules.

     6.6 Pooling. At the Closing Date, Grappo shall obtain and deliver to Outback and OSI the written agreement of each Shareholder, that until such time as financial results of OSI covering at least thirty (30) days of combined operations of OSI and NSC subsequent to the Effective Date have been published, he will not sell or otherwise dispose of any shares of OSI Common Stock held by him as of the Effective Date or any of such shares thereafter acquired by him at any time or from time to time prior to the date of such publication. OSI shall give instructions to its transfer agent and registrar, Bank of New York, Inc., with respect to the shares of OSI Common Stock issued pursuant to the Merger, to the effect that no transfer of such shares shall be effected until the date on which the requisite financial results have been published and OSI and the transfer agent may take any action, including placing an appropriate legend on the certificates, they deem necessary to enforce this provision. OSI shall use its best efforts to publish such financial results on or before August 15, 1996.

     6.7 Agreement of Shareholders. At the Closing each Shareholder shall deliver to Outback the Shareholder's written agreement whereby the Shareholder:

     (a) agrees to waive any right of first refusal or other option to purchase shares of NSC; and

     (b) agrees to maintain the confidentiality of all information regarding the Outback Steakhouse System;
and

     (c)     agrees not to solicit any employees of
Outback, its franchisees or affiliates; and

     (d) agrees not to compete with Outback in the casual dining restaurant business for a period of two years following the Closing Date, except as otherwise may be agreed by Outback in writing.

     (e)     makes representations and warranties to
Outback and OSI, and covenants and agreements, identical to those provided for in Section 3.7 and Section 6.4; and

     (f) acknowledges that the number of shares of OSI Common Stock to be received by NSC has been determined by mutual agreement of NSC, Outback and OSI without arm's-length negotiations between Outback and Shareholders (other than Grappo) or between OSI and the Shareholders (other than Grappo).


                            ARTICLE 7
                   COVENANTS OF OSI AND OUTBACK

     OSI and Outback, jointly and severally, covenant and agree with NSC and Grappo as follows:

     7.1     Mandatory Registration of OSI Common Stock.

     (a)     The Shareholders, by vote of the
Shareholders who own a majority of the OSI Common Stock received by all of the Shareholders pursuant to the Merger, shall have the right to require OSI, by written notice to OSI at any time after September 1, 1996 and prior to September 15, 1996 to use its best efforts to cause a registration, qualification or compliance under any federal or state securities laws to be effected not later than October 15, 1996, with respect to all or any portion of the OSI Common Stock then held by the Shareholders and specified in such notice (hereinafter, collectively the "Registrable Shares") and OSI will use its best reasonable efforts to cause such registration, qualification or compliance as may be so requested to be effective and to be kept effective for a period (not to exceed forty-five (45) days) as would permit or facilitate, to the extent so requested, the sale and distribution of the Registrable Shares, including, without limitation, registration under the Securities Act of 1933, as then in effect or under any similar statute then in effect (the "Act"), and appropriate related qualification under applicable state securities laws and appropriate compliance with any other governmental requirements; provided, however, that the maximum number of Registrable Shares under this Section 7.1(a) shall be a number of shares equal to twenty-five percent (25%) of the total number of shares of OSI Common Stock issued pursuant to the Merger, allocated among the Shareholders pro rata based on the number of shares of OSI Common
Stock received by each of the Shareholders pursuant to the Merger, but reduced as to the Shareholders by the number of shares of such OSI Common Stock sold or transferred by such Shareholders other than pursuant to the provisions of this Section 7.1, and subject to the further limitation contained in Section 7.3 hereof.

     (b)     The Shareholders, by vote of the
Shareholders who own a majority of the OSI Common Stock received by all of the Shareholders pursuant to the Merger, shall have the right to require OSI, by written notice to OSI at any time after April 1, 1997 and prior to April 15, 1997 to use its best efforts to cause a registration, qualification or compliance under any federal or state securities laws to be effected not later than May 15, 1997, with respect to all or any portion of the OSI Common Stock then held by the Shareholders and specified in such notice (hereinafter, collectively the "Registrable Shares") and OSI will use its best reasonable efforts to cause such registration, qualification or compliance as may be so requested to be effective and to be kept effective for a period (not to exceed forty-five (45) days) as would permit or facilitate, to the extent so requested, the sale and distribution of the Registrable Shares, including, without limitation, registration under the Act, and appropriate related qualification under applicable state securities laws and appropriate compliance with any other governmental requirements; provided, however, that the maximum number of Registrable Shares under this Section
7.1(b) shall be a number of shares equal to twenty-five percent (25%) of the total number of shares of OSI Common
Stock issued pursuant to the Merger, allocated among the Shareholders pro rata based on the number of shares of OSI Common Stock received by each of the Shareholders pursuant to the Merger, but reduced as to the Shareholders by the number of shares of such OSI Common
Stock sold or transferred by such Shareholders other than pursuant to the provisions of this Section 7.1, and subject to the further limitation contained in Section
7.3 hereof.

     (c) Notwithstanding the foregoing, OSI shall not be required to effect any registration, qualification or compliance under this Section 7.1 if and to the extent, in the opinion of counsel for OSI (which opinion shall also be addressed to the Shareholders requesting registration of Registrable Shares), the proposed public offering or transfer of the number of Registered Shares, as to which registration is requested, is exempt from registration under the Act and the securities laws of the states in which the Registrable Shares are to be sold or transferred and the Registrable Shares would not constitute restricted securities in the hands of the purchaser or transferee.

     (d) OSI shall be entitled to postpone the filing or effectiveness of any registration statement otherwise required to be prepared and filed by OSI pursuant to this
Section 7.1, for a reasonable period of time, but not in excess of ninety (90) days (a "Blackout Period"), if the chief executive officer or chief financial officer of OSI determines that in such executive officer's reasonable judgment and good faith that the registration and distribution of the Registrable Shares would materially interfere with any pending financing, acquisition, or corporate reorganization or other corporate development involving OSI or any of its subsidiaries or would require premature disclosure thereof and promptly gives the Shareholders and Partners holding the Registrable Shares written notice of such determination containing a general statement of the reasons for such postponement and an approximation of the anticipated delay; provided, however, that the aggregate number of days included in all Blackout Periods during any consecutive twelve (12) months during the shall not exceed one hundred eight
(180) days; and provided, further, however, that a period of at least forty-five (45) days shall elapse between the termination of any Blackout Period and the commencement of the immediately succeeding Blackout Period. If OSI shall so postpone the filing of a registration statement the Shareholders and the Partners holding the Registrable
Shares shall have the right to withdraw the request for registration by giving written notice from the holders of a majority of the Registrable Shares to OSI within twenty
(20) days after receipt of the notice of postponement
(and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of, or required timing for, requests for registration to which the holders of the Registrable Shares are entitled pursuant to Section 7.1.

     (e) Notwithstanding the foregoing, OSI shall not be required by this Section 7.1 to register Registrable
Shares under the Securities Act or under any state securities law at any time after the date two years following the Effective Date (or such other date as coincides with the expiration of the general holding period requirement under Rule 144, should the general holding period requirement of Rule 144 or any successor rule be modified), if OSI is then and has been throughout such period, current in all filings required to comply with the current public information requirement of Rule 144.

     7.2     Piggy-Back Registrations; Notice of
Requested Registration. If OSI shall at any time after the Closing Date determine to register any of its securities under the Act, other than by way of Securities and Exchange Commission Forms S-4 or S-8 or any successor form thereto or to qualify such securities under the securities laws of any state, which registration or qualification involves securities to be sold by OSI, OSI, at its own initiative, will give prompt written notice thereof to each of the Shareholders. If so requested in writing by any of the Shareholders to which such notice shall have been properly provided, OSI will include among the securities which it then endeavors to register under the Act or to qualify under such state securities laws all or any part of such shares of OSI Common Stock issued pursuant to the Merger and owned by a Shareholder as shall be specified in such request (hereinafter the "Designated Shares"); provided, however, that (i) the total number of Designated Shares which the Shareholder shall have the right to request to be included in any one registration under this Section 7.2 shall be a number of shares equal to twenty-five percent (25%) of the total number of shares of OSI Common Stock issued pursuant to the Merger, and (ii) the cumulative total number of Designated Shares which the Shareholders shall have the right to request to be included in all registrations under this Section 7.2 shall be a number of shares equal to fifty percent (50%) of the total number of shares of OSI Common Stock issued pursuant to the Merger, in each case allocated among the Shareholders pro rata based on the number of shares of OSI Common Stock received by each of the Shareholders pursuant to the Merger, but in each case reduced as to each of the Shareholders by the number of shares of such OSI Common Stock sold or transferred by such Shareholder other than pursuant to the provisions of
Section 7.1 and this Section 7.2 and subject to the further limitations contained in Section 7.3 hereof; and provided, further, however, that the number of Designated
Shares to be included in such registration shall be subject, in the case of an underwritten offering, to the approval of the managing underwriters; and OSI will use its best efforts to cause all such registrations, qualifications or compliances to be effected and to be kept effective as provided in Section 7.4.

     Notwithstanding the foregoing, OSI shall not be required by this Section 7.2 to register Designated
Shares under the Securities Act or under any state securities law (1) at any time after the date two years after the Effective Date (or such later date as coincides with the expiration of the general holding period requirement under Rule 144, should the general holding period requirement of Rule 144 or any successor rule be extended), if OSI is then and has been throughout such period, current in all filings required to comply with the current public information requirement of Rule 144, or (2) if, in the opinion of counsel for OSI (which opinion shall also be addressed to the holder requesting registration of Designated Shares), the proposed public offering or transfer of the number of Designated Shares, as to which registration is requested, is exempt from the registration provisions of the Securities Act and the securities laws of the states in which the Designated
Shares are to be sold or transferred and the Designated
Shares would not constitute restricted securities in the hands of the purchaser or transferee.

     7.3     Additional Limitations.

     (a) Once OSI shall have fully complied with one registration under Section 7.1 OSI shall have no further obligations under the provisions of Section 7.1. Once
OSI shall have fully complied with one registration under
Section 7.2, OSI shall have no further obligations under the provisions of Section 7.2.

     (b) Notwithstanding any contrary provision of this Agreement, the cumulative total number of Registrable Shares and Designated Shares which the shareholders shall have the right to sell under all provisions of this Article 7 shall be limited to a number of shares equal to fifty percent (50%) of the total number of shares of OSI Common Stock issued pursuant to the Merger, allocated to each of the Shareholders pro rata based on the number of shares of OSI Common Stock received by each of the Shareholders pursuant to the Merger; provided, however, said cumulative total number of Registrable Shares and Designated Shares, and an Shareholder's allocated portion thereof, shall be reduced by the number of shares of OSI Common Stock sold or transferred by Shareholder other than pursuant to the provisions of Section 7.1 or Section 7.2.

     (c)     Additionally, OSI will not be obligated
under this Agreement to file or cause to become effective any registration statement within a period of six (6) months after the effective date of any previous registration statement filed by OSI with respect to which the Shareholders were given the opportunity to include therein all OSI Common Stock which they requested to be included therein. OSI may include, on its own behalf, in the registration statement filed pursuant to a request under Section 7.1, previously authorized but unissued shares of OSI's Common Stock or other previously authorized but unissued securities, and may include shares owned by other shareholders.

     7.4 Registration Procedures. In the case of each registration, qualification or compliance effected by OSI pursuant to Section 7.1 or Section 7.2, OSI will:

     (a) keep each holder of Registrable Shares and Designated Shares advised in writing at the initiation of proceedings of each registration, qualification or compliance and as to the completion thereof,

     (b) furnish each holder of Registrable Shares and Designated Shares with such number of prospectuses and such other documents as may be reasonably requested, and

     (c) keep such registration, qualification or compliance effective until all sales or distributions contemplated in connection therewith are completed;
provided that OSI shall not be obligated to keep such registration, qualification or compliance effective for more than forty-five (45) days. In the case of each registration effected by OSI involving an underwritten public offering, OSI, if requested by the holders of Designated Shares, will request the managing underwriter(s) of such offering to include the securities to be offered and sold by such holders among those to be distributed by the underwriter(s).

     Notwithstanding the foregoing, if at any time after the date hereof OSI registers any of its securities in connection with a bona fide underwritten public offering of the same, then (a) any Designated Shares which shall have been registered under the Act for future sale or which are, in connection with such registration, being registered pursuant to Section 7.2, shall, if so requested by the managing underwriter(s), be offered for sale through the underwriters on the same terms and conditions under which OSI's securities are to be distributed; provided, however, that if the managing underwriter(s) elect to include less than all the Designated Shares to be offered by the Shareholders and all other shares offered by selling shareholders other than OSI, then the Designated Shares of the Shareholders and the shares of all other selling shareholders other than OSI shall first be eliminated (with any elimination of less than all on a pro rata basis in accordance with the number of shares proposed to be registered by each such person) before any securities of OSI are eliminated,
(b) those Designated Shares which are not being distributed by the underwriters in such public offering shall be withheld from the market by the Shareholders for a period, not to exceed 180 days, measured from the effective date of the registration statement by which such public offering is being effected which the managing underwriter(s) determine necessary in order to stabilize the market for the underwritten shares.

     7.5     Expenses of Registration.  All expenses
incurred in connection with any registration, qualification or compliance effected by OSI pursuant to this Article 7, including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses, fees and disbursements of counsel for OSI and all expenses of any special audits incidental to or required by such registration (collectively, the "Registration Expenses") shall be borne by OSI, but each holder of Designated Shares shall be responsible for that portion of any underwriting commission or discount incurred in connection with the underwritten distribution of the securities made the subject of such registration effort as shall bear the same ratio to such commission as the value of the Designated Shares sold by the holder in the offering bears to the value of all OSI securities sold in the same transaction and each holder of Designated Shares shall be responsible for all fees and disbursements of counsel retained by such holders to provide necessary opinions or otherwise.

     7.6 Adjustments in Number of Shares. If the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared, with a record date subsequent to the Effective Date and prior to the sale of all Registrable
Shares and/or Designated Shares, the number of Registrable Shares or Designated Shares shall be adjusted to accurately reflect such change.

     7.7 Transferees. The rights of the Shareholders under Section 7.1 and Section 7.2 are personal to each of the Shareholders and shall not inure to the benefit of any other Shareholder nor any transferees or assignees of an Shareholder's OSI Common Stock; provided, however, such rights shall inure to the benefit of donees of bona fide gifts who are members of the donor's immediate family.

     7.8 Employment Agreements. Solely with respect to the Merger, and any consequential termination of any partnership by operation of law, Outback agrees not to elect to terminate the Employment Agreements between the Partnership, as employer, and the general managers of the Partnership's Outback Steakhouse restaurants, as employees. Outback shall succeed to all rights and obligations of the Partnership under such Employment
Agreements. Nothing contained herein shall be construed as in any way limiting Outback's right to terminate any such Employment Agreement as a result of any circumstance or event other than the Merger and consequential termination of the Partnership by operation of law.

     7.9 Assumed Liabilities. OSI and Outback agree to assume and pay the liabilities specified in Item 11.2
(subject to the amount limits specified in Item 11.2 of the Disclosure Schedules) and to indemnify and hold harmless Grappo from any loss or liability therefor.
Outback shall also pay all current liabilities of the Partnership (subject to reimbursement to Outback under Section 5.3) and all obligations under contracts assumed by Outback as same become due.


                            ARTICLE 8
        JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

     Except as may be waived by OSI, the obligations of NSC, Grappo, OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing
Date, of each of the following conditions:

     8.1     Consents to Transaction.  NSC, Outback and
OSI shall have received all consents or approvals and made all applications, requests, notices and filings with, any person, governmental authority or governmental agency required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement. There shall have been obtained from all state and local governments and governmental agencies all approvals and consents necessary to enable NSC and/or the Partnership, as applicable, to transfer their liquor licenses and permits to Outback, to enable Outback to assume such licenses and permits or to enable Outback to operate restaurants (of the kind and quality customarily operated by Outback) using such permits or licenses.
Copies of all consents and approvals received by any party pursuant to this Section 8.1 shall be furnished to the other party.

     8.2     Absence of Litigation.  No governmental
agency or authority shall have instituted or threatened in writing to institute, any action or proceeding seeking to delay, restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and no order, judgment or decree by any court or governmental agency or authority shall be in effect that enjoins, restrains or prohibits the same or otherwise would materially interfere with the operation of the assets and business of NSC or the Partnership or OSI and its subsidiaries, including the surviving corporation in the Merger, after the Closing Date.

     8.3 Dissenter's Rights. The number of shares of capital stock of NSC for which shareholders have exercised appraisal or dissenters' rights under applicable law shall be a number which, in the sole and absolute discretion of OSI, does not jeopardize the financial reporting and accounting treatment of the Merger specified in Section 1.12 or is otherwise not contrary to the best interests of Outback or OSI.


                            ARTICLE 9
            CONDITIONS PRECEDENT TO OBLIGATIONS OF NSC

     The obligations of NSC and Grappo to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     9.1 Compliance. OSI and Outback shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by OSI and Outback on or before the Closing
Date.

     9.2 Representations and Warranties. All of the representations and warranties made by OSI and Outback in this Agreement, and in all certificates and other documents delivered by OSI and Outback to NSC and Grappo pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing
Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     9.3 Material Adverse Changes. Since the date hereof, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of OSI and Outback, taken as a whole.

     9.4 Certificates. NSC and Grappo shall have received a certificate or certificates, executed on behalf of OSI by the President or the Senior Vice
President-Chief Financial Officer of OSI, to the effect that the conditions contained in Section 8.1 and Section
8.2 hereof with respect to matters therein relating to OSI and in Section 9.1, Section 9.2 and Section 9.3 hereof, have been satisfied.


                            ARTICLE 10
               CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF OSI AND OUTBACK

     Except as may be waived by OSI and Outback, the obligations of OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing
Date, of each of the following conditions:

     10.1 Compliance. NSC and Grappo shall have or shall have caused to be satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by any of them on or before the Closing Date.

     10.2 Representations and Warranties. All of the representations and warranties made by NSC and/or Grappo in this Agreement, the Disclosure Schedule, and in all certificates and other documents delivered by NSC or Grappo pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     10.3 Current Financial Status. OSI shall have received the unaudited financial statements of NSC as of April 30, 1996, for the month then ended.

     10.4     Material Adverse Changes.  Since December
31, 1995, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of NSC or the Partnership.

     10.5 Pooling. OSI shall have received a letter from Deloitte & Touche, in form and substance satisfactory to OSI and dated not more than five days prior to the Closing Date, to the effect that the Merger shall qualify as a pooling of interests for financial reporting purposes.

     10.6 Certificates. OSI shall have received a certificate or certificates, executed on behalf of NSC and Grappo to the effect that the conditions in Section
8.1 and Section 8.2 with respect to matters therein relating to NSC, and/or Grappo, and Section 10.1, Section
10.2, and Section 10.4 hereof, have been satisfied.

     10.7 Shareholders. OSI shall have received an agreement satisfying the requirements of Section 6.4 and
Section 6.7 hereof by each Shareholder.



                            ARTICLE 11
                         INDEMNIFICATION

     Grappo, on the one hand, and OSI and Outback, jointly and severally, on the other hand, agree as follows:

     11.1     Securities Laws Indemnification.  With
respect to each Shareholder participating in a registration pursuant to Section 7.1 or Section 7.2:

     (a) OSI shall indemnify, to the extent permitted by law, the Shareholders against all losses, claims, damages or liabilities which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any registration statement (including any post-effective amendment thereto), prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any written information furnished to OSI by the Shareholders for use therein or by the failure of a Shareholder to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after OSI has furnished the Shareholders with a sufficient number of copies of the same.

     (b) Notwithstanding any contrary provision of this Agreement as a condition to receiving the registration rights provided for in Section 7.1 and
Section 7.2 hereof, each of the Shareholders, severally, not jointly, shall indemnify in writing, to the extent permitted by law, OSI, its directors and officers and each person who controls OSI (within the meaning of Section 15 of the Securities Act and Section 20 of the
Exchange Act) against any losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any written information furnished by such Shareholder for inclusion in the registration statement except that the Shareholders shall not be required to so indemnify
Outback or OSI if such shareholder shall have furnished to Outback or OSI not less than five (5) business days prior to the registration statement becoming effective, written information correcting such material misstatement or omission and Outback or OSI shall have failed to include such information in an amendment or supplement to the prospectus.

     11.2     Indemnification Based on Agreement.
Subject to the limitations contained in Section 11.3 and
Section 11.6 hereof, Grappo shall indemnify and hold harmless OSI, Outback and NSC, and OSI, Outback and NSC, jointly and severally, shall indemnify and hold harmless
Grappo, against any losses, claims, damages or liabilities to which such indemnified party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any facts or circumstances that would constitute a breach by the other of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto and will reimburse any legal or other expenses reasonably incurred by any indemnified party in connection with investigating or defending any such loss, claim, damage, liability or action.

     In addition to the above, Grappo shall indemnify
OSI, Outback and NSC, as provided in the first paragraph of this Section 11.2, against any loss, claim, damage or liability arising out of (i) any tax liability of NSC for any period prior to and including the Effective Date and
(ii) any debt of NSC or the Partnership (other than the debts specified in Item 11.2 of the Disclosure Schedule to the extent assumed by OSF), and (iii) all claims, obligations, causes of action and liabilities, of whatever kind or character, of any of NSC which arise out of or are based upon events first occurring on or before the Effective Date, except only the liabilities assumed by Outback as specified in Item 11.2 of the Disclosure
Schedule.

     11.3     Limitation.  Grappo shall have no
obligation under Section 11.2 to indemnify OSI, Outback or NSC for any liability, loss, claim or damage arising out of or based upon facts or actions first occurring after the Effective Date. All obligations of indemnity
(other than those relating to tax obligations of NSC and the Partnership under Section 11.2 above which shall continue for the period specified in Section 12.4(b) hereof) shall terminate two (2) years from the Closing
Date; provided, however, the obligations of indemnity shall not terminate with respect to any matter for which indemnification is claimed within two (2) years from the Closing Date.

     11.4 Cooperation. If any claim, demand, action, suit, proceeding or investigation arising out of or pertaining to this Agreement or the transactions contemplated hereby is begun or asserted, whether begun or asserted before or after the Closing Date, the parties hereto will cooperate and use their best efforts to defend against and respond thereto.

     11.5 Notice. An indemnified party shall give notice to the indemnifying party or parties within ten
(10) business days after actual receipt of service or summons to appear in any action begun in respect of which indemnity may be sought hereunder. Failure to so notify the indemnifying party or parties shall cause the indemnified party to be liable for any damage caused by failure to give timely notice. The indemnifying party or parties may participate at their own expense and with their counsel in the defense of such action. If the indemnifying party or parties so elect within a reasonable time after receipt of such notice, they may assume the defense of such action with counsel chosen by the indemnifying party or parties and approved by the indemnified party in such action, unless the indemnified party reasonably objects to such assumption on the ground that its counsel has advised it that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party or parties, in which case the indemnified party shall have the right to employ counsel approved by the indemnifying party or parties. If the indemnifying party or parties assume the defense of such action, the indemnifying party or parties shall not be liable for fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel for the indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances unless, in the reasonable opinion of such counsel, there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.


                            ARTICLE 12
                          MISCELLANEOUS

     12.1     Termination.  This Agreement and the
transactions contemplated hereby may be terminated at any time on or before the Closing Date (notwithstanding approval by the shareholders of NSC:

     (a)     by mutual consent of NSC and OSI;

     (b)     by OSI if there has been a material
misrepresentation or breach of warranty in the representations and warranties of NSC or Grappo set forth herein or if there has been any material failure on the part of NSC or Grappo to comply with their obligations hereunder;

     (c)     by NSC if there has been a material
misrepresentation or breach of warranty in the representations and warranties of OSI or Outback set forth herein or if there has been any material failure on the part of OSI or Outback to comply with its obligations hereunder;

     (d)     by either OSI, NSC or Grappo, if the
transactions contemplated by this Agreement have not been consummated by May 15, 1996, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date;

     (e)     by either OSI, NSC or Grappo if the
conditions precedent to its obligations to close this Agreement have not been satisfied or waived by it at or before the Closing Date; and

     (f)     by either NSC, Grappo or OSI if the
transactions contemplated hereby violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

     12.2 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     12.3 Entire Agreement. This Agreement and the exhibits and Disclosure Schedule hereto constitute and contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement, the Merger Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section 12.3.

     12.4     Survival of Representations and Warranties.

     (a)     The representations, warranties and
indemnification obligations of OSI and Outback contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years; provided, however, that the obligations of OSI and Outback under
Article 7 and Article 11 hereof shall survive for the periods provided therein.

     (b) Except where otherwise specifically provided in this Agreement, the representations, warranties and indemnification obligations of Grappo contained herein or in any exhibit, schedule, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Effective Date; provided, however, the representations and warranties contained in Section 2.7 shall survive the Closing for a period ending four years after the filing of NSC's federal income tax return for the period including the Effective Date.

     12.5     Counterparts.  This Agreement may be
executed in any number of identical counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts together shall constitute only one original.

     12.6 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or transmitted by hand delivery, recognized national overnight delivery service, telegram or telex, addressed as follows:

If to NSC or Grappo:  NEVADA SUMMIT CORPORATION
                      3111 South Valley View, Suite A-219
                      Las Vegas, Nevada  89102
                      Attention: Anthony P. Grappo

   with a copy to:    EDWARD C. LUBBERS, ESQUIRE
                      Keefer, O'Reilly & Ferrario
                      325 South Maryland Parkway
                      Las Vegas, Nevada  89101

If to OSI or Outback: OUTBACK STEAKHOUSE, INC.
                      550 North Reo Street, Suite 200
                      Tampa, Florida 33609
                      Attention: Joseph J. Kadow
                                 General Counsel

     Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.
Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     12.7 Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise specifically provided for herein, their respective successors and assigns.

     12.8     Governing Law.  This Agreement shall be
construed and enforced in accordance with the laws of the State of Florida without giving effect to principles of comity or conflicts of law thereof.

     12.9 Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     12.10  Severability.  If any provision of this
Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     12.11 Headings. All headings and captions in this Agreement are intended solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provision hereof.

     12.12 Construction. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

     12.13 Jurisdiction and Venue. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within the State of Florida in the judicial circuit in which OSI has its principal place of business. Each party hereby agrees to submit to the personal jurisdiction of such courts and hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

     12.14 Enforcement. In the event it is necessary for any party to retain legal counsel or institute legal proceedings to enforce the terms of this Agreement, including, without limitation, obligations upon expiration or termination, the prevailing party shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such enforcement including, without limitation, attorney's fees and court costs and including appellate proceedings.

     12.15 Further Assurances. Each party covenants and agrees to execute and deliver, prior to or after the Merger, such further documents as may reasonably be requested by another party to fully effectuate the transactions provided for herein.

     12.16  Equitable Remedies.  The parties hereto
acknowledge that a refusal by a party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that refused to consummate the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             "OSI"

Attest:                      OUTBACK STEAKHOUSE, INC.
                             a Delaware corporation


By: /s/ Joseph J. Kadow      By: /s/ Robert D. Basham
   JOSEPH J. KADOW               ROBERT D. BASHAM
   Title: Secretary              Title: President


                             "Outback"

Attest:                       OUTBACK STEAKHOUSE OF
                              FLORIDA, INC., a Florida
                              corporation

By: /s/ Joseph J. Kadow       By: /s/ Robert D. Basham
    JOSEPH J. KADOW               ROBERT D. BASHAM
    Title: Secretary              Title: President


                              "Grappo"


                               /s/ Anthony P. Grappo
                               ANTHONY P. GRAPPO

                               "NSC"

                               NEVADA SUMMIT CORPORATION
                                a Nevada corporation


                                By: /s/Anthony P. Grappo
                                    ANTHONY P. GRAPPO
                                    Title: President